SOURCE: STEPHEN H. CLARK
MARISSA TRAVALINE
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended December 31,
	2017	2016
Operating Revenues:
Utility	$169,302	$140,894
Nonutility	176,436	189,087
Total Operating Revenues	345,738	329,981
Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	67,733	57,087
- Nonutility	142,852	129,597
Operations (including Impairment Charges)	104,223	42,114
Maintenance	5,459	4,756
Depreciation	26,925	24,283
Energy and Other Taxes	1,348	1,725
Total Operating Expenses	348,540	259,562
Operating (Loss) Income	(2,802)	70,419

Other Income and Expense	4,584	1,202
Interest Charges	(15,728)	(6,705)
(Loss) Income Before Income Taxes	(13,946)	64,916
Income Taxes	16,498	(19,266)
Equity in Earnings of Affiliated Companies	1,457	358
Income from Continuing Operations	4,009	46,008
Gain (Loss) from Discontinued Operations - (Net of tax benefit)	36	(75)
Net Income	$4,045	$45,933

Basic Earnings Per Common Share:
Continuing Operations	$0.05	$0.58
Discontinued Operations	—	—
Basic Earnings Per Common Share	$0.05	$0.58

Average Shares of Common Stock Outstanding - Basic	79,549	79,478

Diluted Earnings Per Common Share:
Continuing Operations	$0.05	$0.58
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$0.05	$0.58

Average Shares of Common Stock Outstanding - Diluted	79,705	79,643

	Twelve Months Ended December 31,
	2017	2016
Operating Revenues:
Utility	$512,482	$453,819
Nonutility	730,586	582,681
Total Operating Revenues	1,243,068	1,036,500
Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	199,660	167,154
- Nonutility	646,567	413,833
Operations (including Impairment Charges)	264,844	151,957
Maintenance	19,727	17,549
Depreciation	100,718	90,389
Energy and Other Taxes	6,487	6,342
Total Operating Expenses	1,238,003	847,224
Operating Income	5,065	189,276

Other Income and Expense	14,819	9,989
Interest Charges	(54,019)	(31,449)
(Loss) Income Before Income Taxes	(34,135)	167,816
Income Taxes	24,937	(54,151)
Equity in Earnings of Affiliated Companies	5,794	5,396
(Loss) Income from Continuing Operations	(3,404)	119,061
Loss from Discontinued Operations - (Net of tax benefit)	(86)	(251)
Net (Loss) Income	$(3,490)	$118,810

Basic (Loss) Earnings per Common Share:
Continuing Operations	$(0.04)	$1.56
Discontinued Operations	—	—
Basic (Loss) Earnings per Common Share	$(0.04)	$1.56

Average Shares of Common Stock Outstanding - Basic	79,541	76,362

Diluted (Loss) Earnings per Common Share:
Continuing Operations	$(0.04)	$1.56
Discontinued Operations	—	—
Diluted (Loss) Earnings per Common Share	$(0.04)	$1.56

Average Shares of Common Stock Outstanding - Diluted	79,541	76,475